CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 17th day of December, 2012 by and between Antibes International Corp.. with its principal place of business at Antibes International Corp., Suite 404, The Matalon, Coney Drive,Belize City, Belize   (the “Consultant”), and Bullfrog Gold Corp., (the “Client), with its principal place of business at 897 Quail Run Drive, Grand Junction, Colorado 81505.

WHEREAS, Consultant is in the business of providing services for management consulting, business advisory, shareholder information and public relations; and

WHEREAS, the Client is a public company, and deems it to be in its best interest to retain Consultant to render to the Client such services as described below; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Services. The client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. The services provided by the Consultant are:

(a)	Product Description: Operate an intense marketing campaign that will include investor brochures, DVD’s, social media, online advertising and road shows that highlight Client’s company to new investors. These marketing efforts will feature dynamic content that include: any content supplied by the Client, interviews and multi-media material, research reports, filings, press releases, stock quotes, charts, web links and other information as determined by the Client and Consultant.

(b)	Package Includes:

a.	Content aggregation/editing
b.	Editorial
c.	Package development
d.	Copywriting, replication and printing, shipping and delivery to distribution point
e.	All pre and post production labor
f.	Server and data usage

It is acknowledged and agreed by the Client that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws. The services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Client or its projects.

2.	Independent Contractor. The Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement. The Client shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant.

Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

3.	Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

4.	Compensation. In providing the foregoing services, Consultant shall be responsible for all costs incurred. Client shall pay Consultant for its services hereunder as follows:

Client shall pay $500,000 U.S. (the “Initial Payment”) upon execution of this Agreement by bank wire transfer pursuant to the wire transfer instructions set forth on Annex A attached hereto (the “Wire Transfer Instructions”). The parties hereto acknowledge that client is conducting one of more closings in connection with a private placement of its equity securities (the “Private Placement”). Pursuant to Section 2(f) of that certain subscription agreement entered into between the Client and the investors in the Private Placement (the “Subscription Agreement”) and Section 2.16 of the related escrow agreement (the “Escrow Agreement”), up to $1.0 million of gross proceeds from the Private Placement has been allocated to pay for Consultant‘s services hereunder. Client agrees that consistent with Section 2(f) of the Subscription Agreement and Section 2.16 of the Escrow Agreement money shall be disbursed from the escrow to Consultant by bank wire transfer pursuant to the Wire Transfer Instructions upon each subsequent Closing (as defined in the Subscription Agreement) of the Private Placement up to an aggregate amount of $1.0 million (including the Initial Payment). Consultant acknowledges that Client shall not be liable for the payment of any amount other than the Initial Payment if additional funds beyond the Initial Payment are not raised in the Private Placement.

5.	Consultant’s Representation. Consultant (on its own behalf and on behalf of any and all related parties, affiliates, owners, members, employees, officers, and directors) agrees it (and such persons) will comply with all laws, rules and regulations related to the activities on behalf of the Client contemplated pursuant to this Agreement. Consultant shall provide a prominent notice on all newsletters and websites/webcasts/interview materials and other communications with investors or prospective investors in which Consultant may be reasonably deemed to be giving advice or making a recommendation that Consultant has been compensated for its services and, if applicable, received stock of the Client (directly or indirectly) specifically referencing Client by name and the number of shares received (directly or indirectly) and will profit from its promotional activities for Client, including the number of shares and whether it has or will be making sales during any period. Consultant agrees that it will not conceal at any time if it will, directly or indirectly, be selling shares while promoting the stock and recommending that investors purchase the stock of Client. Consultant covenants and agrees that it will at all times engage in acts, practices and courses of business that comply with Section 17(a) and (b) of the Securities Act of 1933, as amended, as well as Section 10(b) of the Securities Exchange Act of 1934, as amended, and has adopted policies and procedures adequate to assure all of Consultant’s personnel are aware of the limitation on their activities, and the disclosure obligations, imposed by such laws and the rules and regulations promulgated thereunder. Consultant is aware that the federal securities laws restrict trading in the Client securities while in possession of material non-public information concerning the Client as well as the Requirements of Regulation FD that prohibit communications of material non public information, and the requirements thereof in the event of an unintentional or inadvertent non public disclosure. Consultant agrees to immediately inform Client in the event that an actual or potential Regulation FD disclosure has occurred and assist counsel in the method by which corrective steps should be taken. Consultant acknowledges that with respect to any Client securities now or at any time hereafter beneficially owned by Consultant or any of its affiliates, that it will refrain from trading in the Client’s securities while he or any such affiliate is in possession of material non-public information concerning the Client, its financial condition, or its business and affairs or prospects.

6. Termination.

(a) Consultant’s relationship with the Client hereunder may be terminated for any reason whatsoever, with or without cause, at any time, by Client, upon three (3) days written prior notice.

(b) This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default.

(c) Consultant and Client shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have of will not have a material adverse effect on the operations of the Client.

(d) In the event of any termination hereunder all funds due to or paid to the Consultant through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Client shall be responsible to make any and all payments if any, due to the Consultant through the date of the termination and the Consultant shall be responsible to comply with the provisions of Section 8 hereof.

7.	Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

8.	Indemnification. The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising our of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client (c) a violation of state or federal securities laws, other than in the event of the Consultant’s gross negligence or willful misconduct.

The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, or (b) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant (c) a violation of state or federal securities laws.

9.	Work Product. It is agreed that all information and materials produced for the Client shall be deemed “work made for hire” and the property of the Client.

10.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party set forth above.

11.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

11.	Assignment. This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.

12.	Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

13.	Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

14.	Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

15.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

16.	Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in New York County, New York.

17.	Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

CONSULTANT:

Antibes International Corp.

By: ____/s/Robert Bandfield__________________                   DATE: December 17, 2012

IPC Corporate Services LLC
Director, Robert Bandfield

CLIENT:

Bullfrog Gold Corp.

By: ____/s/ Dave Beling__________________                         DATE: December 17, 2012

Dave Beling, President